Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

August 12, 2020

Board of Directors

Apple Hospitality REIT, Inc.

814 East Main Street

Richmond, VA 23219

Ladies and Gentlemen:

We are acting as counsel to Apple Hospitality REIT, Inc., a Virginia corporation (the “Company”), in connection with the proposed public offering of up to $300,000,000 in aggregate amount of common shares of the Company, no par value per share (the “Common Shares”), all of which Common Shares are to be offered and sold by the Company from time to time in accordance with the terms of the Equity Distribution Agreement, dated August 12, 2020, by and among the Company and Robert W. Baird & Co. Incorporated, B. Riley Securities, Inc., BTIG, LLC, Jefferies LLC, KeyBanc Capital Markets Inc., Scotia Capital (USA) Inc. and Truist Securities, Inc. (the “Agreement”), and as described in the prospectus supplement dated August 12, 2020 (the “Prospectus Supplement”) and the accompanying base prospectus dated April 25, 2019 (together with the Prospectus Supplement, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3ASR (File No. 333-231021) filed with the Securities and Exchange Commission (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). We also have assumed that the Common Shares will not be issued in violation of the ownership limits contained in the Company’s Amended and Restated Articles of Incorporation, as amended. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of the Virginia Stock Corporation Act, as amended, currently in effect. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company of the Agreement, (ii) authorization by the Company’s Board of Directors, or authorization by a duly authorized pricing committee thereof,

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Board of Directors Apple Hospitality REIT, Inc.	Page 2	August 12, 2020

within the limitations established by resolutions duly adopted by the Company’s Board of Directors and duly authorized pricing committee thereof and in each case made available to us, of the terms pursuant to which the Common Shares may be sold pursuant to the Agreement, (iii) authorization by a duly authorized executive officer, designated by the pricing committee to approve placement notices under the Agreement, of the terms of each placement notice issued consistent with the foregoing and pursuant to which the Common Shares may be sold pursuant to the Agreement, (iv) the issuance of the Common Shares pursuant to the terms established by the Board of Directors and the pricing committee thereof and the terms of the applicable placement notice and (v) receipt by the Company of the proceeds for the Common Shares sold pursuant to such terms and such applicable placement notice, the Common Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Common Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP